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                                                                   Exhibit 10.23

                              EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made as of May 7, 2004, between STANDARD PARKING CORPORATION, a Delaware corporation (the "COMPANY"), and JOHN V. HOLTEN, a resident of the State of Connecticut (the "EXECUTIVE").

                                    RECITALS

          WHEREAS, the Company desires to employ the Executive, and the Executive desires to enter into such employment with the Company, upon the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

     1. EMPLOYMENT; DUTIES. On the terms and subject to the conditions set forth herein, the Company hereby agrees to employ the Executive in an employee capacity as the Chairman of the Board of the Company, and the Executive hereby agrees to accept such employment, for the Employment Term (as defined in Section
4). The Executive shall have such authorities and duties as are usual and customary for a senior executive officer of a company of the size and nature of the Company, including, without limitation, overall supervision and control of, and responsibility for, the strategic planning and direction of the Company. The Executive shall report solely to the Board of Directors of the Company (the "BOARD"). The Executive shall be elected to, and serve as a member of, the Board, a member of the compensation, nominating and corporate governance committees of the Board, if such membership is permitted under applicable SRO standards, and Chairman of the finance, strategy and executive committees of the Board, if such Committees are created by the Board.

     2. PERFORMANCE. During the Employment Term, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company to the extent necessary to discharge his responsibilities hereunder (excluding periods of vacation and sick leave); PROVIDED that the Executive may, and it shall not be considered a violation of this Agreement for the Executive to, (a) engage in or serve such professional, civic, charitable, community, educational, religious and similar types of organizations, and speaking engagements, as the Executive may select; (b) serve on the boards of directors of any business or firm, or engage in other business activities, so long as such service or activities do not significantly interfere with the Executive's responsibilities as an employee of the Company in accordance with this Agreement; or (c) attend to the Executive's personal matters and/or the Executive's and/or his family's personal finances, investments and business affairs. The Executive shall be permitted to retain all compensation in respect of any of the services or activities referred to in the immediately preceding sentence.

     3.   COMPENSATION AND BENEFITS.

     (a) BASE SALARY. The Company shall pay the Executive a base salary at an annual rate of not less than Four Hundred Thousand Dollars ($400,000), with annual reviews by the Board, which may increase, but not reduce, the Executive's base salary;

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          PROVIDED, HOWEVER, that on January 1, 2005, and on January 1 of each subsequent calendar year during the Employment Term, the rate of such base salary shall be not less than that in effect immediately prior to such date and shall be increased by at least the percentage increase in the consumer price index for all items for all-urban consumers respecting New York, New York, as published by the United States Department of Labor, Bureau of Labor Statistics, for the 12-month period immediately preceding such date (such annual base salary as increased from time to time shall hereinafter be referred to as "BASE SALARY"). The Base Salary shall be paid in accordance with the normal payroll practices for executives of the Company as in effect from time to time, but in no event less often than monthly.

     (b) ANNUAL BONUS; EQUITY AWARDS. The Executive shall be eligible to receive an annual incentive bonus based on the achievement of performance goals determined by the Audit Committee of the Board. Such bonus, if any, shall be paid in cash at the same time or times in which annual bonuses are paid generally to senior executives of the Company. The Audit Committee of the Board may, in its discretion, also approve stock option or other equity awards for the Executive. The foregoing notwithstanding, if the Executive ceases to own, directly or indirectly, a majority of the outstanding equity interests of the Company, the annual incentive bonus and equity awards, if any, shall be determined by the Compensation Committee of the Company instead of the Audit Committee.

     (c) BUSINESS EXPENSES. The Company shall promptly reimburse the Executive for all travel (at not less than first class rates), entertainment and other business expenses incurred by the Executive in the performance of his duties to the Company.

     (d) VACATION. The Executive shall be entitled to a minimum of six weeks' paid vacation per year.

     (e) EMPLOYEE BENEFITS, FRINGE BENEFITS, ETC. The Executive and his family shall be entitled to receive employee benefits, including, without limitation, medical, hospitalization, dental and prescription drug benefits, and fringe benefits and perquisites in accordance with, and subject to the terms of, the most favorable plans, practices, programs and policies of the Company and its affiliates in effect for any of their senior executives from time to time. The fringe benefits and perquisites to which the Executive shall be entitled are set forth in Exhibit A attached hereto, which may be amended by the parties from time to time, subject to the remaining provisions of this Agreement. The Executive also shall be entitled to those items set forth in Exhibit B attached hereto, which may be amended by the parties from time to time, subject to the remaining provisions of this Agreement.

     (f) INCENTIVE, SAVINGS AND RETIREMENT PLANS. The Executive shall be entitled to participate in all cash incentive, bonus, and pension, savings and retirement plans, practices, policies and programs generally applicable to other senior executives of the Company and its affiliates on terms and conditions not less favorable than the most favorable of those provided by the Company and its affiliates to any such other executives from time to time.

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     (g)  LEGAL FEES. The Company shall pay or reimburse the Executive for all legal fees and expenses the Executive incurs in connection with the negotiation, preparation, execution, and amendment of this Agreement.

     4. EMPLOYMENT TERM. Subject to earlier termination pursuant to Section 5, 6 or 7, the term of employment of the Executive hereunder shall begin on [?] (the "COMMENCEMENT DATE"), and shall continue through the date which is five (5) years following the Commencement Date. The term of employment shall be renewed automatically for successive periods of four (4) years each after the expiration of the initial five (5) years, unless the Company provides the Executive, or the Executive provides the Company, with written notice to the contrary at least one year prior to the end of the initial term or any renewal period (the initial five year term and the four years renewal term(s) shall be referred to as the "EMPLOYMENT TERM"). Any notice by the Company to the Executive not to extend the term of this Agreement, in accordance with the immediately preceding sentence, shall not be valid unless accompanied by a resolution duly adopted by the affirmative vote of not less than three quarters (3/4) of all of the disinterested members of the Board (or as otherwise required by applicable law, regulations or rules).

     5. TERMINATION WITHOUT CAUSE, FOR GOOD REASON, OR UPON NON-RENEWAL OF THE EMPLOYMENT TERM BY THE COMPANY.

     (a) SEVERANCE. If the Company terminates the Executive's employment without Cause (as defined herein), the Executive terminates his employment with the Company for Good Reason (as defined herein), or the Company elects not to renew the Employment Term under Section 4, the Executive shall be entitled to (i) in the event of a termination without Cause or for Good Reason, continue to receive through what would have been the last day of the Employment Term, plus an additional two (2) years thereafter, an amount equal to the Base Salary and annual incentive bonus (in the amount of the annual incentive bonus paid with respect to the most recently ended year, or the target bonus for the year of such termination, if higher) as if no such termination had occurred, minus the aggregate amount of Salary Continuation Payments (as defined in Section 8(c)); (ii) in the event of the non-renewal of the Employment Term by the Company, continue to receive an amount equal to the Base Salary and annual incentive bonus (in the amount of the annual incentive bonus paid with respect to the most recently ended year, or the target bonus for the final year of employment, if higher) for a period of two (2) years, minus the aggregate amount of Salary Continuation Payments (as defined in Section 8(c)) (iii) the Salary Continuation Payments; (iv) medical insurance continuation coverage (the costs of which shall be paid for by the Company) for the period during which Base Salary is being paid under (i) or (ii) above, or any benefits required under the terms of any death, insurance or retirement plan, program, or agreement provided by the Company and to which the Executive is a party; (v) receive reimbursement for reasonable expenses associated with maintaining an executive office and secretarial assistance in Greenwich, Connecticut, or such other location mutually agreed upon by the Company and the Executive, for a period of five years following the termination of employment; and (vi) payment of unpaid Base Salary through the date of termination, accrued but unused vacation days and any unpaid bonuses through

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          the date of termination, reimbursement for any unreimbursed expenses under Section 3(c) incurred through the date of termination, and all other payments, benefits and rights under any benefit, compensation, incentive, equity or fringe benefit plan, program or arrangement or grant.

     (b) DEFINITION OF GOOD REASON. For purposes of this Agreement, "GOOD REASON" shall mean the occurrence of any of the following events, as reasonably determined by the Executive, without the written consent of the Executive:

          (i) a reduction in the Base Salary, or the failure to pay when due Base Salary, or any other amounts due under this Agreement;

          (ii) a material reduction in the kind or level of employee benefits, fringe benefits or perquisites to which the Executive is from time to time entitled;

          (iii) the Executive is no longer the Chairman of the Board of the Company and a member of the Board;

          (iv) a diminution or adverse change in the Executive's title, authorities, duties or reporting relationships;

          (v) a failure by the Company to procure, and deliver to the Executive satisfactory evidence of, the assumption of this Agreement by any successor or subsidiary as required by Section 12;

          (vi) a breach by the Company of any material provision of this Agreement, including, without limitation, any purported termination by the Company of the Executive's employment other than in accordance with the terms of this Agreement; or

          (vii) the relocation of the Executive's principal place of business outside of the Greenwich, Connecticut, area.

          In addition to the foregoing, "GOOD REASON" shall also mean the Executive's resignation as Chairman of the Board of the Company, if he so resigns within three (3) months of the date of a "Change in Control." A Change in Control shall occur if, as a result of any person (as such term is defined in Section 3 of the Securities Exchange Act of 1934 (the "Act") and used in Rule 13d-5 of the SEC under the Act) or group (as such term is defined in Section 13(d) of the Act) becoming the beneficial owners of twenty-five percent (25%) or more of the common stock of the Company, the Executive ceases to own, directly or indirectly, a majority of the outstanding equity interests of the Company; provided, however, a Change in Control shall not occur if the Executive is, by written agreement executed before such Change in Control, a participant in the transaction that results in the Executive's ownership interest so ceasing to be such a majority interest.

     6. DEATH AND DISABILITY. The Company may terminate the Executive's employment if the Executive experiences a Disability during the Employment Term, PROVIDED that the Company gives the Executive at least thirty (30) days prior written notice of such termination. The Employment Term shall automatically terminate upon the Executive's death. Upon termination of the Executive's employment due to death or Disability, the Executive, or upon the

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Executive's death, his estate, shall receive: (i) payment of unpaid Base Salary through the date of termination and the Base Salary for the duration of the then-remaining Employment Term; (ii) any benefits mandated under COBRA (the costs of which shall be paid for by the Company) or required under the terms of any death, insurance or retirement plan, program, or agreement provided by the Company and to which the Executive is a party; (iii) a PRO-RATA portion of the annual incentive bonus amount for the calendar year in which such termination occurs, based on the number of days worked by the Executive during such calendar year, paid within thirty (30) days of such termination; and (iv) accrued but unused vacation days and any earned but unpaid bonuses through the date of termination, reimbursement for any unreimbursed expenses under Section 3(c) incurred through the date of termination, and all other payments, benefits and rights under any benefit, compensation, incentive, equity or fringe benefit plan, program or arrangement or grant. For purposes of this Agreement, "DISABILITY" means that (A) the Executive has been unable, after reasonable accommodation by the Company, for a period of 180 consecutive days, or for periods aggregating 180 business days in any period of twelve months, to perform a material portion of the Executive's duties under this Agreement as a result of physical or mental illness or injury, and (B) a physician selected in accordance with this Section 6 has determined that the Executive's incapacity is total and permanent. Such physician shall be agreed to in good faith by the Company and the Executive or the Executive's legal representative. If the Company and the Executive (or his legal representative) shall be unable to agree on such physician, the Company and the Executive (or his legal representative) shall each select a physician and the two physicians shall select a third physician who shall be the physician selected by the Company and the Executive (or his legal representative) for this purpose.

     7.   OTHER TERMINATION.

     (a)  If (i) the Company terminates the Executive's employment for Cause,
          (ii) the Executive terminates his employment without Good Reason, or
          (iii) the Executive's employment hereunder terminates due to expiration of the Employment Term other than as described in Section 5(a)(ii), the Executive shall be entitled to the Base Salary through his final date of active employment, plus the Salary Continuation Payments, plus any accrued but unearned vacation pay, such vacation pay to be paid within thirty (30) days following such termination or otherwise in accordance with this Agreement.

     (b)  For purposes of this Agreement, "CAUSE" shall mean the Executive's:
          (i) willful and continued failure to perform substantially the Executive's duties with the Company hereunder (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive's termination of his employment with the Company for Good Reason), which continues for at least sixty (60) days after a written demand for substantial performance is delivered to the Executive by the Board specifically identifying the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (ii) illegal misconduct with regard to the Company that results in material damage to the business or reputation of the Company. No actions or omissions done or omitted to be done by the Executive in good faith shall constitute Cause. The Executive's employment shall not be deemed to have been terminated for Cause until the Company has delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of all of

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          the disinterested members of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard by the Board) (or as otherwise required by any applicable law, regulation or rule), finding that in the reasonable, good faith determination of the Board the Executive was guilty of the conduct described in Section 7(b)(i) or (ii), and specifying in detail the particulars thereof.

     8.   CONFIDENTIAL INFORMATION; NONCOMPETITION.

     (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains or obtained during the Executive's employment by the Company or any of their respective affiliated companies and their respective businesses that is not public knowledge (other than as a result of the Executive's violation of this paragraph (a) of Section 8) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except in the course of the performance of his duties hereunder, with the prior written consent of the Company, or as otherwise required by applicable law or regulation or the order of a court or other governmental body having jurisdiction over such matters.

     (b) During the Noncompetition Period (as defined below), the Executive shall not, without the prior written consent of the Board, engage in or become associated with a Competitive Activity. For purposes of this paragraph (b) of Section 8: (i) the "Noncompetition Period" means the period beginning on the date this Agreement is executed and ending on the two (2) year anniversary of the Executive's termination of his employment or Board service with the Company, whichever occurs last;
          (ii) a "Competitive Activity" means any business or other endeavor that engages in construction, ownership, leasing, design and/or management of parking lots, parking garages, or other parking facilities or consulting with respect thereto; and (iii) the Executive shall be considered to have become "associated with a Competitive Activity" if he becomes directly or indirectly involved as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of the Executive's personal services, with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, the Executive may make and retain investments during the Employment Period in not more than one percent (1%) of the equity of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

     (c) As additional consideration for the representations and restrictions contained in this Section 8, the Company agrees to pay the Executive as follows (the "Salary Continuation Payments"): (i) if the Executive's termination occurs for any reason other than Cause, the sum of $200,000 in equal monthly installments for twenty-four (24) months following the date of termination; (ii) if the Executive's

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          termination occurs for Cause, the sum of $50,000 in equal monthly installments for twenty-four (24) months following the Date of Termination. In the event Executive breaches Section 8(b) of this Agreement at any time during the 24-month period following the date of termination, the Company's obligation to continue any Salary Continuation Payments shall immediately cease.

     9. INDEMNIFICATION The Executive shall be indemnified and held harmless under the Company's bylaws for his lawful activities as an officer and director of the Company and its affiliates and Executive shall be covered under any directors and officers liability insurance policy of the Company at the same level as other officers and directors of the Company.

     10. NOTICE. All notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed certified or registered mail, return receipt requested, postage prepaid, and, if to the Executive, addressed to him at care/of Holberg Industries, Inc., 545 Steamboat Road, Greenwich, Connecticut 06830, and, if to the Company, addressed to it at Standard Parking Corporation, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611, Attention: General Counsel, or to such other address as either party may have furnished to the other in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     11. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without reference to rules relating to conflict of law.

     12. ADDITIONAL PAYMENT. To the extent that the amount of any payments under Section 5 of this Agreement, or any other payment in the nature of compensation (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "CODE")), to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise (the "PAYMENTS"), are subject to the excise tax provisions of Section 4999 of the Code, the Company shall pay the Executive a tax equalization payment ("TAX EQUALIZATION PAYMENT") in accordance with this Section 12, in addition to the payments otherwise payable under Section 5. The Tax Equalization Payment shall be in an amount that when added to the Payments will place the Executive in the same after-tax position as if the excise tax penalty of Section 4999 of the Code, or any successor statute of similar import, did not apply to any of the Payments. The amount of this Tax Equalization Payment shall be determined by the Company's independent accountants and shall be remitted to the applicable United States federal, state and local tax jurisdictions.

     13. SUCCESSORS; BINDING AGREEMENT. This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, and the Company shall require any such successor to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, or, in the event the Company remains in existence, the Company shall continue to employ the Executive under the terms hereof. The Company cannot assign, or delegate its duties under, this Agreement except (i) pursuant to the immediately preceding sentence, or (ii) to a subsidiary of the Company, PROVIDED that such subsidiary expressly assumes and agrees in writing to perform this Agreement and, in such case, the Company's liability to

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make and provide payments and benefits hereunder shall nevertheless not be discharged thereby. As used in this Agreement, the "COMPANY" shall mean the Company and any successor to its business and/or assets, which assumes or is obligated to perform this Agreement by contract, operation of law or otherwise. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, estate, trustee, administrators, successors, heirs, distributees, devisees and legatees. The Executive may not assign this Agreement or any rights hereunder, or delegate his duties under this Agreement, without the prior written consent of the Company; however, in the event of the death of the Executive, all rights to receive payments hereunder shall become rights of the Executive's devisee, legatee or other designee or the Executive's estate.

     14. ENTIRE AGREEMENT; MODIFICATION. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral. No provision of this Agreement may be modified, amended or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer of the Company as may be specifically designated by the Company. No waiver by either party to this Agreement at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     15. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     16. SEVERABILITY. The Company and the Executive agree that the agreements and provisions contained in this Agreement are severable and divisible, that each such agreement and provision does not depend upon any other provision or agreement for its enforceability, and that each such agreement and provision set forth herein constitutes an enforceable obligation between the parties hereto. Consequently, the parties hereto agree that neither the invalidity nor the unenforceability of any provision of this Agreement shall affect the other provisions, and this Agreement shall remain in full force and effect and be construed in all respects as if such invalid or unenforceable provision were omitted.

     17. SURVIVAL. The Executive's rights hereunder, including his rights to compensation and benefits, and his obligations under Section 8, shall survive the termination of this Agreement and the termination of his employment hereunder.

     18. HEADINGS. The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof. The words "Section" and "subsection" herein shall refer to provisions of this Agreement, unless expressly indicated otherwise.

     19. NO MITIGATION; NO SET-OFF. In the event of any termination of the Executive's employment, he shall be under no obligation to seek other employment or take any other action by way of mitigation of the amounts payable, or benefits provided, to the Executive under any of the provisions of this Agreement, and there shall be no offset against any amounts or benefits due to the Executive under this Agreement on account of any remuneration or benefits

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attributable to any subsequent employment with an unrelated person that the
Executive may obtain.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.

                                   STANDARD PARKING CORPORATION

Date:  May 7, 2004                 By:           /s/ James A. Wilhelm
                                      ------------------------------------------
                                   Name:           JAMES A. WILHELM
                                        ----------------------------------------
                                   Title: President and Chief Executive Officer
                                         ---------------------------------------


Date:  May 7, 2004                               /s/ John V. Holten
                                   ---------------------------------------------
                                              JOHN V. HOLTEN

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                                    EXHIBIT A

1.   Automobile allowance.

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                                    EXHIBIT B

1. Executive office and personal secretarial assistance in Greenwich, Connecticut.